EXHIBIT 4.2
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As of February 27, 2025, Columbia Sportswear Company (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our common stock (“Common Stock”).
Description of Common Stock
The following description of Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Third Restated Articles of Incorporation and the amendments thereto (collectively, the “Articles of Incorporation”) and our 2023 Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. We encourage you to read our Articles of Incorporation, our Bylaws and the applicable provisions of The Oregon Business Corporation Act, Chapter 60 of the Oregon Revised Statutes (the “OBCA”), for additional information.
Authorized Capital Shares
Our authorized capital shares consist of 250,000,000 shares of Common Stock and 10,000,000 shares of preferred stock (“Preferred Stock”). The outstanding shares of Common Stock are fully paid and nonassessable.
Voting Rights
Holders of Common Stock are entitled to one vote per share on any matter submitted to the shareholders and do not have any cumulative voting rights.
Dividend Rights
Subject to the preferential rights of holders of Preferred Stock, if any, holders of Common Stock are entitled to receive dividends as may from time to time be declared by the Board of Directors of the Company (the “Board”) out of funds legally available therefor. From time to time, our credit facilities may restrict or prohibit the paying of dividends without our lender’s consent.
Liquidation Rights
On dissolution of the Company, after any preferential amount with respect to Preferred Stock has been paid or set aside, the holders of Common Stock and the holders of any series of Preferred Stock, if any, entitled to participate in the distribution of assets are entitled to receive the net assets of the Company.
Other Rights and Preferences
Holders of Common Stock have no preemptive, conversion, redemption or sinking fund rights.
Anti-takeover Effects of Certain Provisions of the Articles of Incorporation and Bylaws
The provisions of the Company’s Articles and Bylaws summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt.
Authorized but Unissued Securities
The existence of authorized but unissued shares of Common Stock may enable the Board to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer or otherwise.
In addition, the Board has the authority to issue Preferred Stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the shareholders of the Company. The potential issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company.
No Cumulative Voting
The Articles of Incorporation do not grant holders of the Common Stock the right to vote cumulatively. The absence of cumulative voting could have the effect of preventing shareholders holding a minority of the Company’s shares from obtaining representation on the Board.
Notice Provisions Relating to Shareholder Proposals and Nominees
The Company’s Bylaws contain provisions requiring shareholders give advance written notice to the Company of a proposal or director nomination in order to have the proposal or the nominee considered at an annual meeting of shareholders. The notice for a shareholder proposal must be received at least 90 days, and no earlier than 120 days, before the first anniversary of the date of the proxy statement for the preceding year's annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date, notice by the shareholder to be timely must be so delivered no earlier than 120 days before the annual meeting and no later than the later of 90 days prior to such annual meeting or 10 days following the day on which public announcement of the date of such meeting is first made by the Company. The Bylaws also specify the form and content of a shareholder’s notice. These provisions may prevent shareholders from bringing matters before an annual meeting of shareholders or from nominating candidates for election as directors at an annual meeting of shareholders.
Calling a Shareholder Meeting
Special meetings of the shareholders, for any purposes, unless otherwise prescribed by statute, may only be called by the President or the Board.
Oregon Control Share and Business Combination Statutes
The Company is subject to the Oregon Control Share Act (the "Control Share Act"). The Control Share Act generally provides that a person (the "Acquiror") who acquires voting stock of an Oregon corporation in a transaction (other than a transaction in which voting shares are acquired from the issuing public corporation) that results in the Acquiror holding more than 20%, 33 1/3% or 50% of the total voting power of the corporation (a "Control Share Acquisition") cannot vote the shares it acquires in the Control Share Acquisition ("control shares") unless voting rights are accorded to the control shares by (i) a majority of each voting group entitled to vote and (ii) the holders of a majority of the outstanding voting shares, excluding the control shares held by the Acquiror and shares held by the Company's officers and inside directors. The term "Acquiror" is broadly defined to include persons acting as a group.
The Acquiror may, but is not required to, submit to the Company a statement setting forth certain information about the Acquiror and its plans with respect to the Company. The statement may also request that the Company call a special meeting of shareholders to determine whether voting rights will be accorded to the control shares. If the Acquiror does not request a special meeting of shareholders, the issue of voting rights of control shares will be considered at the next annual or special meeting of shareholders. If the Acquiror's control shares are accorded voting rights and represent a majority or more of all voting power, shareholders who do not vote in favor of voting rights for the control shares will have the right to receive the appraised "fair value" of their shares, which may not be less than the highest price paid per share by the Acquiror for the control shares.
The Company is also subject to sections 60.825 to 60.845 of the OBCA, which govern business combinations between corporations and interested shareholders (the "Business Combination Act"). The Business Combination Act generally provides that if a person or entity acquires 15% or more of the outstanding voting stock of an Oregon corporation (an "Interested Shareholder"), the corporation and the Interested Shareholder, or any affiliated entity of the Interested Shareholder, may not engage in certain business combination transactions for three years following the date the person became an Interested Shareholder. Business combination transactions for this purpose include (a) a merger or plan of share exchange, (b) any sale, lease, mortgage or other disposition of 10% or more of the assets of the corporation and (c) certain transactions that result in the issuance or transfer of capital stock of the corporation to the Interested Shareholder. These restrictions do not apply if (i) the Interested Shareholder, as a result of the transaction in which such person became an Interested Shareholder, owns at least 85% of the outstanding voting stock of the corporation (disregarding shares owned by directors who are also officers and certain employee benefit plans), (ii) the board of directors approves the business combination or the transaction that resulted in the shareholder becoming an Interested Shareholder before the Interested Shareholder acquires 15% or more of the corporation's voting stock or (iii) the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation (disregarding shares owned by the Interested Shareholder) approve the business combination after the Interested Shareholder acquires 15% or more of the corporation's voting stock.
The Control Share Act and the Business Combination Act have anti-takeover effects because they will encourage any potential acquirer to negotiate with the Company’s Board and will also discourage potential acquirers unwilling to comply with the provisions of these laws. An Oregon corporation may provide in its articles of incorporation or bylaws that the laws described above do not apply to its shares. The Company has not adopted such a provision.
Listing
The Common Stock is traded on The Nasdaq Stock Market LLC under the trading symbol “COLM.”
Transfer Agents and Registrar
The transfer agent and registrar for the Common Stock is Computershare Trust Company, Inc.